Exhibit 99.1

THERMOGENESIS HOLDINGS CLOSES JOINT VENTURE AGREEMENT WITH HEALTHBANKS BIOTECH (USA) TO FORM IMMUNECYTE LIFE SCIENCES

ImmuneCyte to Begin Operations by Year End 2019

RANCHO CORDOVA, Calif., Nov. 26, 2019 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), a market leader in automated cell processing tools and services in the cell and gene therapy field, today announced that the company has closed on its joint venture agreement with HealthBanks Biotech (USA) Inc., a leading stem cell bank network. The joint venture, called ImmuneCyte Life Sciences, Inc. (“ImmuneCyte”), has been formed in order to commercialize ThermoGenesis’ proprietary cell processing platform, CAR-TXpress™, for use in immune cell banking as well as for cell-based contract development and manufacturing services (CMO/CDMO).

Under the terms of the previously announced joint venture agreement, ImmuneCyte will initially be owned 80% by HealthBanks Biotech and 20% by ThermoGenesis. In addition to contributing to ImmuneCyte exclusive rights to use ThermoGenesis’ proprietary cell processing technology for the immune cell banking business and non-exclusive rights for other cell-based contract development and manufacturing services, ThermoGenesis has contributed its clinical development assets to ImmuneCyte, divesting these programs in order to focus exclusively on the device business. ImmuneCyte, which is expected to be operational by the end of the fourth quarter of 2019, will be among the first immune cell banks in the U.S. and offer customers the ability to preserve younger, healthier and uncontaminated immune cells for future potential use in dendritic and chimeric antigen receptor (CAR-T) cell therapies, in a GMP compliant processing environment.

"The closing of this joint venture represents an important step in our quest to become a preferred cell processing and manufacturing solution provider in the cell and gene therapy field,” said Dr. Chris Xu, Chairman and Chief Executive Officer of ThermoGenesis. “Immunotherapy remains one of the fastest growing research areas with over 800 clinical trials now underway in CAR-T therapy alone. The challenges in developing these therapies are well known, including high manufacturing costs and low patient accessibility. Our CAR-TXpress platform addresses these issues with the ability to increase cell processing efficiency significantly versus traditional, labor-intensive methods. As important, by providing the ability to bank younger, healthier immune cells, ImmuneCyte will help ensure the future benefit of cell and gene therapy to everyone in need.”

About HealthBanks Biotech (USA) Inc.

HealthBanks Biotech, headquartered in Irvine, CA, is one of the leading stem cell bank networks in the world and offers services globally through its sister companies located in the United States and other regions and nations. HealthBanks Biotech is accredited by the FDA, AABB, and CAP. The HealthBanks Biotech group was originally founded in 2001 with a vision that stem cells and cell and gene therapies could transform modern medicine. HealthBanks Biotech is a subsidiary of Boyalife Group, Inc. (USA), an affiliate of ThermoGenesis Holdings, Inc. For more information about HealthBanks Biotech (USA) Inc., please visit: www.healthbanks.us.

About ImmuneCyte Life Sciences Inc.

ImmuneCyte will provide clients with the opportunity to bank their own immune cells when the cells are “healthy and unaffected” as a future resource for cellular immunotherapies, such as CAR-T. ImmuneCyte utilizes a proprietary CAR-TXpress™ platform, a GMP compliant close-system capable of automated separating and cryopreserving different components from blood. For more information about ImmuneCyte Life Sciences Inc., please visit: www.immunecyte.com.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc., formerly known as Cesca Therapeutics Inc., develops, commercializes and markets a range of automated technologies for CAR-T and other cell-based therapies. The company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.thermogenesis.com.

Company Contact:
Wendy Samford
916-858-5191
ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com